Exhibit 10.30

April 12, 2011

RPX Corporation

One Market Plaza, Steuart Tower

Suite 700

San Francisco, CA 94105

Re:	RPX Corporation - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned has acquired              shares (the “Shares”) of the common stock of RPX Corporation (the “Company”) pursuant to a stock purchase agreement dated April 7, 2011.

As a condition to the acquisition of the Shares, the undersigned hereby agrees that, during the period of one year from the public offering date set forth on the final prospectus for the Company’s initial public offering (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of the Shares. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

Notwithstanding the foregoing, the undersigned may transfer the Shares (i) as a bona fide gift or gifts or upon death by will or intestacy, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or a charitable organization, provided that any such transfer shall not involve a disposition for value, and provided further that no filing by any party (transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 not filed during the Lock-Up Period), (iii) to the limited partners, general partners, limited liability company members or stockholders of the undersigned, provided that no filing by any party (transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 not filed during the Lock-Up Period), or (iv) with the prior written consent of the Company; provided, however, that in the case of any transfer pursuant to clause (i), (ii), (iii) above, the donee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Shares except in compliance with the foregoing restrictions.

The undersigned acknowledges that the Shares are also subject to a separate lockup agreement between the undersigned and Goldman Sachs & Co. and Barclay’s Capital Inc. for the period set forth therein. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

Name of Stockholder

Authorized Signature

Title